EXHIBIT 10.25

CELL THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is entered into as of June 16, 2003, by and between Cell Therapeutics, Inc. (the “Company”) and Maria Gabriella Camboni (“Employee”).

RECITALS

A.    Concurrently with the execution of this Agreement, the Company and Novuspharma S.p.A. (“Novuspharma”) have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Reorganization Agreement”) pursuant to which Novuspharma will merge with and into the Company.

B.    The Company and Employee wish to enter into an employment relationship on the terms and conditions contained in this Agreement.

C.    Employee is a key employee of Novuspharma and as a condition and mutual inducement to the Merger, and to preserve the value of the business being acquired by the Company after the Merger, the Reorganization Agreement contemplates, among other things, that Employee will enter into this Agreement which will become effective on the Effective Date (as defined below), provided that the Employee is still employed by Novuspharma.

D.    Employee’s employment will be regulated by the existing Italian statutes (Italian Civil Code and special statutes), by the National Collective Agreement for Executives of the Industrial Sector (CCNL Dirigenti Aziende Industriali, hereinafter the “CBA”), by any internal agreements signed by Novuspharma with the trade unions (sindacati), by internal collective regulations for executives and by this individual contract.

AGREEMENT

NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and the Company, intending to be legally bound, agree as follows:

1.	Duties and Scope Employment.

(a)    Position and Duties. Employee’s employment will continue with the Company pursuant to the following terms and conditions as set forth herein. Employee will serve as Vice President Clinical Development Europe of the Company. Employee will render such business and professional services in the performance of Employee’s duties consistent with Employee’s position within the Company and as may be reasonably assigned to Employee.

(b)    Obligations. During the Employment Term, Employee will devote Employee’s full business efforts and time to the Company. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of the Directors of the Company.

(c)    Term of Employment.

The period of Employee’s employment under this Agreement shall be for an indefinite period unless terminated sooner for the reasons and following the procedures set forth in the applicable Italian statutory provisions and the CBA (the “Employment Term”).

2.	Compensation.

(a)    During the Employment Term, the Company will pay Employee as compensation for Employee’s services a yearly gross salary of 162,000.00 (Euro) (the “Salary”). The Salary will be paid through payroll periods that are consistent with the Company’s normal payroll practice (but in no event less than monthly) and will be subject to standard withholding and other authorized and customary deductions. The Salary includes the 13° monthly salary as well as all the other economic benefits provided by the applicable CBA. The Company may review the Employee’s Salary at least annually in accordance with any established Company policy.

(b)    Annual Bonus. Employee’s annual bonus opportunity for each full calendar year of employment with the Company shall be up to 30% of the Employee’s then applicable Salary, subject to the Employee’s completion of applicable performance objectives established by the Company.

(c)    Stock Options. The Employee will be eligible for any stock option awards in accordance with the Company’s general compensation policies.

(d)    Restricted Stock. (i) Following the Effective Date, Employee shall have the right to purchase 19,000 shares of the Company’s Common Stock (the “Restricted Stock”) at a purchase price per share equal to 1 cent (such number of shares to be adjusted to reflect stock splits, reverse stock splits, stock dividends, and similar changes in capitalization of the Company) on the 2nd anniversary of the Effective Date, subject to Employee’s continued employment with the Company through such grant date (or on such earlier date only as set forth in Section 2(d)(ii)). In all other respects, the Restricted Stock shall be subject to the terms, definitions and provisions of the applicable equity compensation plan and a restricted stock purchase agreement by and between Employee and the Company (the “Restricted Stock Purchase Agreement”).

(ii)    Treatment of Restricted Stock upon Termination. If during the Employment Term and prior to the 2nd anniversary of the Effective Date, Employee’s employment is terminated by the Company without Cause or if the Employee resigns due to a change in the duties of the Employee with a reduction of responsibilities, then, subject to Employee’s compliance with the provisions of Section 2(d)(iii), the Company shall accelerate the grant to Employee of the Restricted Stock so that such grant is effective on the date of termination and the Restricted Stock will thereafter be subject to the terms and conditions set forth in Section 2(d)(i).

(iii)    Conditions to Receive Restricted Stock upon Termination. Notwithstanding the foregoing, the accelerated grant of Restricted Stock provided for in 2(c)(ii) shall not occur unless Employee meets the following conditions: (1) Employee complies with all surviving provisions of the Inventions and Proprietary Information Agreement (or any predecessor or successor thereto) signed by Employee and (2) Employee executes and does not revoke a full release in a form acceptable to the Company.

(iv)    Definitions. For purposes of this Section 2(d), the terms below shall have the following meanings:

(1)    Cause. A termination for “Cause” shall mean termination of Employee’s employment with the Company because of Employee’s: (A) conviction for, or guilty plea to, a crime involving moral turpitude or a felony, which shall include independently verified unremedied substance abuse involving drugs or alcohol; (B) action or inaction, which in the reasonable judgment of the Company, constitutes willful dishonesty, larceny, fraud or gross negligence by Employee in the performance of Employee’s duties to the Company, or willful misrepresentation to shareholders, directors or officers of the Company; (C) material failure to comply with the terms of this Agreement; (D) willful and repeated failure to materially follow the written policies of the Company; (E) repeated failure to correct materially unsatisfactory or unacceptable work performance (including, but not limited to, technical or managerial incompetence, misrepresentation or concealment, negligent acts or omissions or willful misconduct); (F) failure after notice to materially meet such business objectives as shall be mutually agreed to by the parties due to unsatisfactory or unacceptable work performance; provided, however, that in the event of the occurrence of a Change in Control following the Effective Date, (E) and (F) above, shall not constitute “for Cause” as a basis for termination.

(2)    Change in Control. A “Change in Control” shall mean, after the Effective Date, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933 (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 50.1 percent or more of either (a) the then outstanding shares of Common Stock (the Outstanding Common Stock) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation which does not substantially change the proportional ownership in the Outstanding Company Common Stock and Outstanding Company Voting Securities prior to the reorganization.

3.    Place of work.

Employee’s place of work will mainly be at the Company’s plant in Bresso, Milan, Italy. Employee also agrees to be available for frequent travel to Seattle (USA) or elsewhere as is necessary and requested in the interest of the Company.

4. Expenses

Employee shall be entitled to receive reimbursement for the reasonable and documented employment expenses incurred by the Employee in the performance of his duties hereunder in accordance with the expense reimbursement policies and procedures of the Company, as they may change from time to time, to the extent such expenses are reimbursed by the Company for other Company executives at Employee’s level.

5. Vacation.

Employee will be eligible for vacation in accordance with what is provided for by the applicable CBA with timing, duration and other terms that are reasonably acceptable to the Company in accordance with its vacation policy.

6. Company Car.

During the Employment Term, the Company will provide Employee with a company car (with the model equivalent to what Employee currently is entitled to). The use of the company car, provided for job-related reasons, may be extended by the Employee for reasonable personal use that does not materially interfere with Employee’s duties hereunder during the Employment Term. As a consequence, this benefit will be recognised as “remuneration in kind” at any effect provided by the applicable statutory law. In accordance with current regulations, the monthly value of the benefit will be determined pursuant to the parameters of the “ACI calculations,” and in compliance with applicable Italian law.

7. Severance.

Each of the parties may terminate the contract for the reasons and following the procedures set forth in statutory provisions and in the applicable CBA.

It is expressly agreed and understood that upon termination for any reason including resignation with just cause (“giusta causa”, to be defined pursuant to applicable Italian laws including, among others, resignation following an extraordinary transaction (for example, a merger with a third party or an acquisition of the Company by a third party), except for Employee’s voluntary termination of employment from the Company or the case of dismissal for just cause, upon or before December 31, 2005, the Employee shall be entitled to receive in addition to TFR (statutory severance indemnity), and any other statutory amount as accrued upon the date of termination of the employment the greater of (1) the severance payment provided by law and by the CBA or (2) an amount equal to a severance payment equal to 18 months of the Salary, as defined under Section 2 (a) above.

The Company may also, in its discretion, accelerate the vesting of all stock options and any unvested equity awards issued under any stock option or stock incentive plan of the Company.

8. Acknowledgement Regarding (Novuspharma) Option Grants. Employee waives any and all rights Employee has with respect to outstanding options to purchase the Common Stock of Novuspharma and expressly consents to the treatment of such options as provided for in the Reorganization Agreement.

9. Confidential Information. Employee has signed and agrees to be bound by the terms and conditions set forth in the Company’s Inventions and Proprietary Information Agreement.

10. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

201 Elliot Avenue West #400

Seattle, Washington 98119-4240

Attn: James Canfield

If to the Employee:

at the last residential address known by the Company.

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction, to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12. No Oral Modification, Cancellation or Discharge. This Agreement may be modified or terminated only in writing (signed by Employee and the Company).

13. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any withholdings due under applicable Italian law.

14. Governing Law. This Agreement will be governed by Italian law and the CBA.

15. Effective Date. The Closing Date (as defined in the Reorganization Agreement) will be the “Effective Date” of this Agreement and this Agreement will be null and void and have no effect unless (a) the Merger contemplated by the Reorganization Agreement is consummated and (b) Employee remains an employee of Novuspharma through the Closing Date.

(Signature appear on following page(s))

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

EMPLOYEE

/s/ Maria Gabriella Camboni Maria Gabriella Camboni	Date: As of 16 June 2003
COMPANY

/s/ James A. Bianco Print Name: James A. Bianco Title: President and Chief Executive Officer	Date: As of 16 June 2003